                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                    PURSUANT TO RULE 13d-1(a) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(a)

                              (Amendment No. 11)(1)

                         QUERYOBJECT SYSTEMS CORPORATION
--------------------------------------------------------------------------------
                                (Name of issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   74833H 10 0
--------------------------------------------------------------------------------
                                 (CUSIP number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                 August 15, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

            If the filing  person has  previously  filed a statement on Schedule
13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e),  13d-1(f) or 13d-1(g),  check the following box / /.

            Note.  The  Schedules  filed in paper format shall  include a signed original  and five copies of the  schedule,  including  all  exhibits.  See Rule
13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 24 Pages)

1           The  remainder  of  this  cover  page  shall  be  filled  out  for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter disclosures provided in a prior cover page.

             The information  required on the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 2 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1       NAME OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Wheatley Partners, L.P.
--------------------------------------------------------------------------------
      2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3       SEC USE ONLY

--------------------------------------------------------------------------------
      4       SOURCE OF FUNDS*
                         WC, OO
--------------------------------------------------------------------------------
      5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
              PURSUANT TO ITEM 2(d) OR 2(e)                                 |_|
--------------------------------------------------------------------------------
      6       CITIZENSHIP OR PLACE OF ORGANIZATION

                         Delaware
--------------------------------------------------------------------------------
  NUMBER OF     7    SOLE VOTING POWER
   SHARES
BENEFICIALLY
OWNED BY EACH           11,150,290(1) shares
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                8    SHARED VOTING POWER

                        966,853(2) shares
               -----------------------------------------------------------------
                9    SOLE DISPOSITIVE POWER

                        11,150,290(1) shares
               -----------------------------------------------------------------
                10   SHARED DISPOSITIVE POWER

                        966,853(2) shares
--------------------------------------------------------------------------------
     11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                12,117,143(1)(2) shares
--------------------------------------------------------------------------------
     12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
              CERTAIN SHARES*                                               |_|
--------------------------------------------------------------------------------
     13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                36.4%
--------------------------------------------------------------------------------
     14       TYPE OF REPORTING PERSON*

                PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  6,320,741 shares of Common Stock issuable upon exercise of warrants held by Wheatley Partners, L.P.

(2)         Consists  of i)  417,223  shares  of Common  stock and (ii)  549,630 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Foreign Partners,  L.P. Wheatley Partners
            L.P.  disclaims  beneficial  ownership  of the  securities  held  by
            Wheatley Foreign Partners L.P.

----------------------------------                        ----------------------
CUSIP No 74833H 10 0                        13D          Page 3 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                  Barry Rubenstein
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                  PF, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                           1,444,618(1) shares
OWNED BY EACH
 REPORTING     -----------------------------------------------------------------
PERSON WITH          8     SHARED VOTING POWER

                                       28,141,544(2) shares
            --------------------------------------------------------------------
                     9     SOLE DISPOSITIVE POWER

                                       1,444,618 (1) shares
            --------------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                       28,141,544(2) shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              29,586,162(1)(2) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

              66.5%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

              IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes (a) 55,556 shares of Common Stock issuable upon exercise of options  and (b)  777,778  shares  of  Common  Stock  issuable  upon exercise of warrants, all of which are held by Mr. Rubenstein.

(2)         Consists  of (a) (i)  1,050,733  shares  of  Common  stock  and (ii)
            1,888,889 shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland  Partners,(b) (i) 2,111,306 shares of Common Stock and (ii)  3,759,259  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland Venture
            Fund,  (c) (i) 2,070,816  shares of Common Stock and (ii)

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 4 of 24 Pages
----------------------------------                        ----------------------

            3,759,259 shares of Common Stock issuable upon exercise of warrants, all of which are held by Seneca  Ventures,  (d) (i) 4,829,549 shares of Common Stock and (ii)  6,320,741  shares of Common Stock issuable upon  exercise  of  warrants,  all of  which  are  held by  Wheatley
            Partners,  L.P.,  (e) (i)  417,223  shares of Common  Stock and (ii)
            549,630  shares of Common Stock  issuable upon exercise of warrants, all of which are held by Wheatley Foreign Partners, L.P.,(f) 200,000 shares of Common  Stock  issuable  upon  exercise of options held by
            Rev-Wood  Merchant  Partners,  and (g) (i) 406,361  shares of Common
            Stock and (ii) 777,778 shares of Common Stock issuable upon exercise
            of  warrants  held  by  Brookwood  Partners,   L.P.  Mr.  Rubenstein
            disclaims  beneficial  ownership of the securities  held by Woodland
            Partners, Woodland Venture Fund, Seneca Ventures, Wheatley Partners,
            L.P.,  Wheatley Foreign Partners,  L.P.,  Rev-Wood Merchant Partners
            and Brookwood  Partners L.P., except to the extent of his respective equity interest therein.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 5 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1      NAME OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Irwin Lieber
--------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
      3      SEC USE ONLY

--------------------------------------------------------------------------------
      4      SOURCE OF FUNDS*
                 PF, OO
--------------------------------------------------------------------------------
      5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
             PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6      CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
--------------------------------------------------------------------------------
  NUMBER OF           7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                            1,278,461(1) shares
OWNED BY EACH
 REPORTING   -------------------------------------------------------------------
PERSON WITH           8     SHARED VOTING POWER

                                        12,117,143(2) shares
             -------------------------------------------------------------------
                      9     SOLE DISPOSITIVE POWER

                                        1,278,461(1) shares
             -------------------------------------------------------------------
                      10    SHARED DISPOSITIVE POWER

                                        12,117,143(2) shares
--------------------------------------------------------------------------------
      11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 13,395,604(1)(2) shares
--------------------------------------------------------------------------------
      12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
             CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 39.3%
--------------------------------------------------------------------------------
      14     TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes (a) 58,333 shares of Common Stock issuable upon exercise of options  and (b)  777,778  shares  of  Common  Stock  issuable  upon exercise of warrants, all of which are held by Mr. Lieber.

(2)         Includes (a) (i) 4,829,549 shares of Common stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Partners, L.P. and (b) (i) 417,223 shares of Common Stock and

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 6 of 24 Pages
----------------------------------                        ----------------------

            (ii)  549,630  shares of Common  Stock  issuable  upon  exercise  of warrants,  all of which are held by Wheatley Foreign Partners,  L.P.
            Mr. Lieber disclaims  beneficial ownership of the securities held by
            Wheatley Partners L.P. and Wheatley Foreign Partners L.P., except to the extent of his respective equity interest therein.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 7 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Seth Lieber
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                United States
--------------------------------------------------------------------------------
  NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                           695(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8     SHARED VOTING POWER

                                       12,117,143(2) shares
            --------------------------------------------------------------------
                     9     SOLE DISPOSITIVE POWER

                                        695(1) shares
            --------------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                       12,117,143(2) shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                12,117,838(1)(2) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                36.4%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of 695 shares of Common  Stock  issuable  upon  exercise of options held by Mr. Lieber.

(2)         Includes (a) (i) 4,829,549 shares of Common stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Partners, L.P. and (b) (i) 417,223 shares of Common  Stock and (ii) 549,630  shares of Common  Stock  issuable upon exercise of warrants,

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 8 of 24 Pages
----------------------------------                        ----------------------

            all of which are held by Wheatley Foreign Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of the securities  held by Wheatley
            Partners  L.P. and Wheatley  Foreign  Partners  L.P.,  except to the extent of his respective equity interest therein.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 9 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Jonathan Lieber
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                 OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                 United States
--------------------------------------------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                          695(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                                      12,117,143(2) shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                                       695(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                                      12,117,143(2) shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 12,117,838(1)(2) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 36.4%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                 IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of 695 shares of Common  Stock  issuable  upon  exercise of options held by Mr. Lieber.

(2)         Includes (a) (i) 4,829,549 shares of Common stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which are held by Wheatley Partners, L.P. and (b) (i) 417,223 shares of Common  Stock and (ii) 549,630  shares of Common  Stock  issuable upon exercise of warrants,

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 10 of 24 Pages
----------------------------------                        ----------------------

            all of which are held by Wheatley Foreign Partners,  L.P. Mr. Lieber disclaims  beneficial  ownership of the securities  held by Wheatley
            Partners  L.P. and Wheatley  Foreign  Partners  L.P.,  except to the extent of his respective equity interest therein.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 11 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Wheatley Foreign Partners, L.P.
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                WC, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                Delaware
--------------------------------------------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                          966,853(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                                      11,150,290(2) shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                                      966,853(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                                      11,150,290(2) shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 12,117,143(1)(2) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 36.4%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  549,630  shares of Common Stock  issuable upon exercise of warrants held by Wheatley Foreign Partners, L.P.

(2)         Consists of (a)  4,829,549  shares of Common Stock and (b) 6,320,741 shares of Common Stock  issuable  upon  exercise of warrants held by
            Wheatley  Partners,  L.P., of which Wheatley Foreign Partners,  L.P.
            disclaims beneficial ownership.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 12 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Seneca Ventures
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                WC, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------- ----------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,830,075(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                               0 shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                               5,830,075(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,830,075(1) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                19.3%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Seneca Ventures.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 13 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Woodland Venture Fund
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                WC, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                   5,870,565(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                               0 shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                               5,870,565(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                5,870,565(1) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                19.5%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Woodland Venture Fund.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 14 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Woodland Partners
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                WC, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
  NUMBER OF          7     SOLE VOTING POWER
   SHARES
BENEFICIALLY                    2,939,622(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8     SHARED VOTING POWER

                                0 shares
            --------------------------------------------------------------------
                     9     SOLE DISPOSITIVE POWER

                                2,939,622(1) shares
            --------------------------------------------------------------------
                     10    SHARED DISPOSITIVE POWER

                                0 shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                2,939,622(1) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*  |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                10.4%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  1,888,889 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 15 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Rev-Wood Merchant Partners
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                 OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                 200,000(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                             0 shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                             200,000(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                             0 shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 200,000(1) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                 0.8%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                 PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood Merchant Partners.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 16 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                Brookwood Partners, LP
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                WC, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                New York
--------------------------------------------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,184,139(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                               0 shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                               1,184,139(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                1,184,139(1) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                4.4%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Brookwood Partners LP.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 17 of 24 Pages
----------------------------------                        ----------------------

================================================================================
      1     NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Barry Fingerhut
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) |_|
                                                                        (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     SOURCE OF FUNDS*
                 PF, OO
--------------------------------------------------------------------------------
      5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
            PURSUANT TO ITEM 2(d) OR 2(e)                                   |_|
--------------------------------------------------------------------------------
      6     CITIZENSHIP OR PLACE OF ORGANIZATION

                 New York
--------------------------------------------------------------------------------
  NUMBER OF          7    SOLE VOTING POWER
   SHARES
BENEFICIALLY                  1,220,128(1) shares
OWNED BY EACH
 REPORTING  --------------------------------------------------------------------
PERSON WITH          8    SHARED VOTING POWER

                              12,117,143(2) shares
            --------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER

                              1,220,128(1) shares
            --------------------------------------------------------------------
                     10   SHARED DISPOSITIVE POWER

                              12,117,143(2) shares
--------------------------------------------------------------------------------
      11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                13,337,271(1)(2) shares
--------------------------------------------------------------------------------
      12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                 |_|
--------------------------------------------------------------------------------
      13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                39.2%
--------------------------------------------------------------------------------
      14    TYPE OF REPORTING PERSON*

                IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

(1)         Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Mr. Fingerhut.

(2)         Consists  of (a) (i)  4,829,549  shares  of  Common  stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley Partners, L.P. and (b) (i) 417,223 shares  of  Common  Stock and (ii)  549,630  shares of Common  Stock issuable  upon  exercise  of  warrants,  all of  which  are  held by
            Wheatley Foreign Partners, L.P.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 18 of 24 Pages
----------------------------------                        ----------------------

            Mr. Fingerhut disclaims  beneficial ownership of the securities held by Wheatley Partners L.P. and Wheatley Foreign Partners L.P., except to the extent of his respective equity interest therein.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 19 of 24 Pages
----------------------------------                        ----------------------

            The following constitutes Amendment No. 11 to the Schedule 13D filed by the undersigned (the "Schedule 13D"). Except as specifically  amended by this
Amendment No. 11, the Schedule 13D remains in full force and effect.

            Item 3 is amended to include the following:

Item 3.  Source and Amount of Funds or Other Consideration.
         -------------------------------------------------

            On  August  15,  2001,  Wheatley  Partners  L.P.,  Wheatley  Foreign
Partners,  L.P.,  Seneca Ventures,  Woodland Partners and Woodland Ventures Fund
each acquired in a private placement  transaction (the "August 15 Offering") the number of units  reflected  in the table shown in Item 5(c) below.  Each unit is composed of one share of Common  Stock and  warrants  to purchase  two shares of
Common Stock, which warrants are immediately exercisable and terminate on August
15,  2006.  The  purchase  price of these  securities  was $0.27  per unit,  the aggregate  purchase price of which is shown in the table in Item 5(c) below, and were acquired by the Reporting Persons using their respective working capital.

            Items 5(a) and (b) are hereby  amended to read in their  entirety as follows:

Item 5.     Interest in Securities of the Issuer.
            ------------------------------------

            (a)  The  following  table  sets  forth  the  aggregate  number  and percentage  (based on 21,972,768 shares of Common Stock outstanding as of August
1, 2001 as  reported by the Issuer in its  Quarterly  Report on Form 10Q for the
period  year ended June 30, 2001 plus the  aggregate  number of shares of Common
Stock issued in the August 15, 2001 private  placement) of beneficial  ownership of shares of Common Stock of each of the Reporting Persons.

                                                                Percentage of
                                     Shares of Common          Shares of Common
                                           Stock                     Stock
Name                                Beneficially Owned        Beneficially Owned
----                                ------------------        ------------------

Wheatley Partners, L.P.(1)               12,117,143                  36.4%
Barry Rubenstein(2)                      29,586,162                  66.5%
Irwin Lieber(3)                          13,395,604                  39.3%
Barry Fingerhut(4)                       13,337,271                  39.2%
Wheatley Partners, LLC(5)                12,117,143                  36.4%
Seth Lieber(5)(6)                        12,117,838                  36.4%
Jonathan Lieber(5)(6)                    12,117,838                  36.4%
Wheatley Foreign Partners, L.P.(7)       12,117,143                  36.4%
Seneca Ventures(8)                        5,830,075                  19.3%
Woodland Venture Fund(9)                  5,870,565                  19.5%
Woodland Partners(10)                     2,939,622                  10.4%
Rev-Wood Merchant Partners(11)              200,000                   0.8%
Brookwood Partners, LP(12)                1,184,139                   4.4%
Marilyn Rubenstein(13)                   15,824,401                  43.2%
Woodland Services Corp.(14)              11,700,640                  34.5%

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 20 of 24 Pages
----------------------------------                        ----------------------

---------------------

(1)         Consists  of (a) (i)  4,829,549  shares  of  Common  stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley  Partners,  L.P.  ("Wheatley") and
            (b) (i) 417,223  shares of Common Stock and (ii)  549,630  shares of
            Common Stock  issuable upon  exercise of warrants,  all of which are held  by  Wheatley  Foreign  Partners,  L.P.  ("Wheatley  Foreign").
            Wheatley  disclaims  beneficial  ownership of the securities held by
            Wheatley Foreign.

(2)         Includes  (a) (i)  55,556  shares  of  Common  Stock  issuable  upon exercise of options and (ii) 777,778 shares of Common Stock issuable upon exercise of Warrants,  all of which are held by Mr. Rubenstein,
            (b) (i) 1,050,733  shares of Common Stock and (ii) 1,888,889  shares of Common Stock issuable upon exercise of warrants, all of which are held by Woodland  Partners,(c)  (i) 2,111,306 shares of Common Stock and (ii)  3,759,259  share of Common Stock issuable upon exercise of warrants,  all of which are held by Woodland  Venture Fund,  (d) (i)
            2,070,816 shares of Common Stock and (ii) 3,759,259 shares of Common
            Stock  issuable upon  exercise of warrants held by Seneca  Ventures,
            (e) (i) 4,829,549  shares of Common Stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants held by Wheatley,
            (f) (i) 417,223  shares of Common Stock and (ii)  549,630  shares of
            Common Stock  issuable  upon  exercise of warrants  held by Wheatley
            Foreign,(g) 200,000 shares of Common Stock issuable upon exercise of options  held by  Rev-Wood  Merchant  Partners,  and (h) (i) 406,361 shares  of  Common  Stock and (ii)  777,778  shares of Common  Stock issuable upon exercise of warrants held by Brookwood Partners,  L.P.
            Mr. Rubenstein disclaims beneficial ownership of the securities held by  Woodland  Partners,  Woodland  Venture  Fund,  Seneca  Ventures,
            Wheatley, Wheatley Foreign, Rev-Wood Merchant Partners and Brookwood
            Partners  L.P.,  except  to  the  extent  of his  respective  equity interest therein.

(3)         Includes  (a) (i)  58,333  shares  of  Common  Stock  issuable  upon exercise of options and (ii) 777,778 shares of Common Stock issuable upon the exercise fo warrants,  all of which are held by Mr. Lieber,
            (b) (i) 4,829,549  shares of Common stock and (ii) 6,320,741  shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley and (c) (i) 417,223 shares of Common Stock and (ii)
            549,630  shares of Common Stock  issuable upon exercise of warrants, all of which are held by  Wheatley  Foreign.  Mr.  Lieber  disclaims beneficial ownership of the securities held by Wheatley and Wheatley
            Foreign,  except to the  extent of his  respective  equity  interest therein.

(4)         Includes  (a)  777,778  shares of  Common  Stock  issuable  upon the exercise of warrants held by Mr. Fingerhut, (b) (i) 4,829,549 shares of Common stock and (ii)  6,320,741  shares of Common Stock issuable upon exercise of warrants, all of which are held by Wheatley and (c)
            (i) 417,223 shares of Common Stock and (ii) 549,630 shares of Common
            Stock  issuable upon exercise of warrants,  all of which are held by
            Wheatley Foreign.  Mr. Fingerhut disclaims  beneficial  ownership of the securities held by Wheatley and Wheatley Foreign,  except to the extent of his respective equity interest therein.

(5)         Includes (a) (i) 4,829,549 shares of Common stock and (ii) 6,320,741 shares of Common Stock  issuable upon  exercise of warrants,  all of which  are held by  Wheatley  and (b) (i)  417,223  shares of Common
            Stock and (ii) 549,630 shares of Common Stock issuable upon exercise of warrants,  all of which are held by Wheatley Foreign.  Mr. Lieber disclaims  beneficial  ownership of the securities  held by Wheatley and Wheatley  Foreign,  except to the extent of his equity  interest therein.

(6)         Includes  695  shares of Common  Stock  issuable  upon  exercise  of options held by Mr. Lieber.

(7)         Consists  of (a) (i)  4,829,549  shares  of  Common  stock  and (ii)
            6,320,741 shares of Common Stock issuable upon exercise of warrants, all of which  are held by  Wheatley  and (b) (i)  417,223  shares of
            Common Stock and (ii) 549,630  shares of Common Stock  issuable upon exercise of  warrants,  all of which are held by  Wheatley  Foreign.
            Wheatley Foreign  disclaims  beneficial  ownership of the securities held by Wheatley.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 21 of 24 Pages
----------------------------------                        ----------------------

(8)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants and held by Seneca.

(9)         Includes  3,759,259 shares of Common Stock issuable upon exercise of warrants held by Woodland Fund.

(10)        Includes  1,888,888 shares of Common Stock issuable upon exercise of warrants held by Woodland Partners.

(11)        Consists of 200,000 shares of Common Stock issuable upon exercise of options held by Rev-Wood.

(12)        Includes  777,778  shares of Common Stock  issuable upon exercise of warrants held by Brookwood.

(13)        Consists  of (a) (i)  1,050,733  shares  of  Common  Stock  and (ii)
            1,888,889 shares of Common Stock issuable upon exercise of warrants, al of which are held by Woodland Partners,  (b) (i) 2,111,306 shares of Common Stock and (ii)  3,759,259  shares of Common Stock issuable upon  exercise of warrants,  al of which are held by Woodland  Fund,
            (c) 2,070,816  shares of Common Stock and (ii)  3,759,259  shares of
            Common Stock  issuable upon  exercise of warrants,  all of which are held by Seneca,  and (d) (i) 406,361 shares of Common Stock and (ii)
            777,778  shares of Common Stock  issuable upon exercise of warrants, all of  which  are  held by  Brookwood.  Mrs.  Rubenstein  disclaims beneficial  ownership of the securities  held by Woodland  Partners,
            Woodland  Fund,  Seneca and  Brookwood,  except to the extent of her respective equity interest therein. Does not include securities held by Barry Rubenstein, the husband of Marilyn Rubenstein.

(14)        Consists  of (a) (i)  2,111,306  shares  of  Common  Stock  and (ii)
            3,759,259 shares of Common Stock issuable upon exercise of warrants, al of which are held by Woodland  Fund and (b)  2,070,816  shares of
            Common Stock and (ii) 3,759,259 shares of Common Stock issuable upon exercise  of  warrants,  all of which are held by  Seneca.  Woodland
            Services Corp. disclaims beneficial ownership of the securities held by Woodland Fund and Seneca,  except to the extent of its respective equity ownership therein.

            (b) Wheatley has sole power to vote and dispose of 11,150,290 shares
of  Common  Stock,   including   shares  issuable  upon  exercise  of  warrants,
representing  approximately  34.1% of the outstanding shares of Common Stock and may be deemed to have  shared  power to vote and  dispose of  966,853  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing approximately 3.6% of the outstanding shares of Common Stock.

            By virtue of being the  general  partner of  Wheatley  and a general partner of Wheatley  Foreign,  Wheatley  Partners  LLC  ("Wheatley  LLC") may be
deemed to have shared power to vote and dispose of  12,117,143  shares of Common
Stock,  representing  approximately  36.4% of the  outstanding  shares of Common
Stock.

            Seth  Lieber and  Jonathan  Lieber  each have sole power to vote and dispose  of 695  shares of Common  Stock  upon the  exercise  of  options,  each representing  less than 1% of the outstanding  shares of Common Stock. By virtue of being a member  and an  officer  of  Wheatley  LLC,  each of Seth  Lieber and
Jonathan  Lieber  may be  deemed to have  shared  power to vote and  dispose  of
12,117,143  shares  of Common  Stock,  representing  approximately  36.4% of the outstanding shares of Common Stock.

            Barry  Rubenstein  has sole power to vote and  dispose of  1,444,618 shares of Common Stock,  including  shares issuable upon the exercise of options and  warrants,  representing  approximately  5.3% of the  outstanding  shares of
Common  Stock.  By virtue of being a member and an officer of Wheatley LLC and a general  partner of Seneca,  Woodland  Partners,  Woodland  Fund,  Rev-Wood  and
Brookwood, Mr. Rubenstein may be deemed to have shared power to vote and dispose of 28,141,544 shares of Common Stock,  representing  approximately  66.5% of the outstanding shares of Common Stock.

            Irwin Lieber has sole power to vote and dispose of 1,278,461  shares of Common  Stock,  including  shares  issuable  upon the exercise of options and warrants, representing approximately 4.7% of the outstanding shares of Common

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 21 of 24 Pages
----------------------------------                        ----------------------

Stock.  By virtue of being a member and an officer of Wheatley LLC, Irwin Lieber may be deemed to have shared power to vote and dispose of  12,117,143  shares of
Common Stock,  representing  approximately  36.4% of the  outstanding  shares of
Common Stock.

            Barry  Fingerhut  has sole power to vote and  dispose  of  1,220,128 shares of Common Stock,  including shares of Common Stock issuable upon exercise of options and  warrants,  representing  approximately  4.5% of the  outstanding shares of Common  Stock.  By virtue of being a member and an officer of Wheatley
LLC,  Barry  Fingerhut may be deemed to have shared power to vote and dispose of
12,117,143  shares  of Common  Stock,  representing  approximately  36.4% of the outstanding shares of Common Stock.

            Wheatley  Foreign  has sole  power to vote and  dispose  of  966,853 shares of Common Stock representing approximately 3.6% of the outstanding shares of Common  Stock and may be deemed to have  shared  power to vote and dispose of
11,150,290  shares  of Common  Stock,  representing  approximately  34.1% of the outstanding shares of Common Stock.

            Seneca has sole power to vote and  dispose  of  5,830,075  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing approximately 19.3% of the outstanding shares of Common Stock.

            Woodland Fund has sole power to vote and dispose of 5,830,075 shares
of  Common  Stock,   including   shares  issuable  upon  exercise  of  warrants,
representing approximately 19.5% of the outstanding shares of Common Stock.

            Woodland  Partners  has sole power to vote and dispose of  2,939,622 shares of Common  Stock,  including  shares  issuable upon exercise of warrants, representing 10.4% of the outstanding shares of Common Stock.

            Rev-Wood  has sole power to vote and  dispose  of 200,000  shares of
Common Stock upon the exercise of options,  representing 0.8% of the outstanding shares of Common Stock.

            Brookwood has sole power to vote and dispose of 1,184,139  shares of
Common Stock, including shares issuable upon exercise of warrants,  representing
4.4% of the outstanding shares of Common Stock.

            By  virtue of being a  general  partner  of  Woodland  Partners  and
Brookwood and an officer of Woodland Services Corp.,  which is a general partner of Seneca and Woodland  Fund,  Marilyn  Rubenstein  may be deemed to have shared power to vote and dispose of  15,824,401  shares of Common  Stock,  representing approximately 43.2% of the outstanding shares of Common Stock.

            By virtue of being a general  partner of Seneca and  Woodland  Fund,
Woodland  Services  Corp. may be deemed to have shared power to vote and dispose of 11,700,640 shares of Common Stock,  representing  approximately  34.5% of the outstanding shares of Common Stock.

            Item 5(c) is supplemented as follows:

            (c) The following tables set forth a description of all transactions in shares of Common Stock of the Issuer by the Reporting  Persons  identified in
Item 2 of this Schedule 13D effected during the past sixty days.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 23 of 24 Pages
----------------------------------                        ----------------------

                                                                     Number of
                                Purchase/           Number of          Units
    Name of                    Acquisition          Warrants          Purchased/       Purchase
   Stockholder                    Date             Acquired(1)       Acquired(2)     Price ($) (3)
  ------------                    ----             -----------       -----------     -------------

Woodland Partners              07/19/01(1)          37,037
Woodland Partners              08/15/01                                555,556        150,000.00
Woodland Fund                  07/19/01(1)          55,556
Woodland Fund                  08/15/01                              1,296,296        350,000.00
Seneca                         07/19/01(1)          55,556
Seneca                         08/15/01                              1,296,296        350,000.00
Brookwood                      07/19/01(1)          37,037
Wheatley                       07/19/01(1)         187,407
Wheatley                       08/15/01                              1,192,593        322,000.00
Wheatley Foreign               07/19/01(1)          16,296
Wheatley Foreign               08/15/01(1)                             103,704         24,000.00
Barry Rubenstein               07/19/01(1)          37,037
Irwin Lieber                   07/19/01(1)          37,037
Barry Fingerhut                07/19/01(1)          37,037

(1)         Additional warrants equal to five percent of the warrants previously issued as part of the private placements which closed on February 7,
            2001 and April 13, 2001 were issued to the Reporting  Person because the registration statement for the securities issued in such private placements were declared effective one month after June 19, 2001.

(2)         One unit  represents  one share of  Common  Stock  and  warrants  to purchase two shares of Common  Stock.  Each  warrant is  immediately exercisable and will terminate on August 15, 2006.

(3)         The per unit purchase price was $0.27.

            The  securities  set  forth in the table  above  were  purchased  in private placement transactions from the Issuer.

----------------------------------                        ----------------------
CUSIP No. 74833H 10 0                        13D          Page 24 of 24 Pages
----------------------------------                        ----------------------

                                   SIGNATURES

            After  reasonable  inquiry  and to the  best  of his  knowledge  and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2001               WHEATLEY PARTNERS, L.P.

                                        By: Wheatley Partners, LLC,
                                            the General Partner

                                        By:  /s/ Irwin Lieber
                                           -------------------------------------
                                           Irwin Lieber, President

                                        WHEATLEY FOREIGN PARTNERS, L.P.
                                        By:    Wheatley Partners, LLC, a General
                                               Partner

                                        By:  /s/ Irwin Lieber
                                           -------------------------------------
                                             Irwin Lieber, President

                                             /s/ Irwin Lieber
                                        ----------------------------------------
                                             Irwin Lieber

                                             /s/  Seth Lieber
                                        ----------------------------------------
                                             Seth Lieber

                                             /s/  Jonathan Lieber
                                        ----------------------------------------
                                             Jonathan Lieber

                                             /s/  Barry Fingerhut
                                        ----------------------------------------
                                             Barry Fingerhut

                                             /s/ Barry Rubenstein
                                        ----------------------------------------
                                             Barry Rubenstein

                                        SENECA VENTURES

                                        By:  /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                        WOODLAND PARTNERS

                                        By:  /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                        WOODLAND VENTURE FUND

                                        By:  /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                        REV-WOOD MERCHANT PARTNERS

                                        By:  /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner

                                        BROOKWOOD PARTNERS, LP

                                        By:  /s/ Barry Rubenstein
                                           -------------------------------------
                                           Barry Rubenstein, a General Partner